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                                                                    Exhibit 10.3

VERTICA
PRODUCERS OF HAZWEB

                          CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this "Agreement") dated June 25, 2002 is by and between Charles Powell and Charles Hawley, The Charles Group, LLC (Consultant) and Vertica Software, Inc. (hereafter "Company").

The Company and Consultant desire to set forth in writing the terms and conditions of their agreement and understanding concerning a minimum three (3) month term consulting agreement; in consideration of the promises, mutual covenants, agreements and considerations herein contained, the parties hereto agree as follows:

ENGAGEMENT:
     The company hereby engages Consultant, to provide services as set forth in section "Services". Consultant hereby accepts such engagement and shall, during the term of this agreement, perform the services to the best of his ability.

SERVICES:
1. Assist Company with the development of a strategic business plan, including management structure.

2. Review and Assess Company's software products and technology and advise of recommendations.

3. Form management coalition to identify and contract potential clients or entities which may be considered as potential strategic partners.

COMPENSATION:
     For services provided the Company will pay 1,000,000 shares @ $.03 per share via S-8 registration. Five hundred thousand (500,000) shares shall be issued upon execution of this agreement and the balance (500,000) shares delivered no later than July 15, 2002.

AUTHORITY:
     Consultant understands and agrees that under the terms and provisions of this agreement, Consultant is not an employee and will receive a Form 1099 from the Company evidencing Consultants compensation.


     106 East Sixth Street, Suite 900                 Telephone: 512-322-3900
     Austin, TX 78701                                 Fax: 512-322-3952

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CONFIDENTIALITY:
     In the course of the performance of Consultant's duties hereunder, Company and Consultant recognize and acknowledge that Consultant may have access to certain confidential and proprietary information of the Company.

EXPENSES:
     Business expenses incurred are of the expense of consultant.

ASSIGNMENT:
     All of the terms, provisions and conditions of this agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successor and permitted assigns. This agreement shall not be assigned or transferred by either, party nor shall any interest herein be assigned, transferred, pledged or hypothecated by either party without prior written consent of the other party.

APPLICABLE LAWS:
     This agreement shall be construed in accordance with and governed by the laws of the United States. If any party brings legal action to enforce any right or obligation under this agreement, jurisdiction shall lie exclusively in Austin, TX.

GENERAL PROVISIONS:
     This agreement constitutes the entire agreement of the parties hereto and expressly supersedes prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by each party.

COMPANY AUTHORIZED OFFICER:

     Title: President / CEO

     /s/ William. F. Mason / Date: 7/05/02
     ---------------------
     William. F. Mason

                           / Date: 7/9/02.
     ---------------------
     Consultant.